As filed with the Securities and Exchange Commission on September 15, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CATERPILLAR INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation)	37-0602744 (IRS Employer Identification No.)

100 NE Adams Street Peoria, Illinois 61629 (309) 675-1000 (Address of Principal Executive Offices)

Tax Deferred Retirement Plan
(Full Title of the Plan)

JAMES B. BUDA
Vice President, Secretary and General Counsel
Caterpillar, Inc.
100 NE Adams Street
Peoria, IL 61629-7310
(309) 675-4429
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock par value $1.00	10,000,000(1)	$ 58.555(2)	$585,550,000	$68,919.24

(1)
Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), the amount being registered also includes an indeterminate number of interests to be offered or sold pursuant to the Tax Deferred Retirement Plan (the “Plan”). Pursuant to Rule 457 under the Securities Act, no filing fee is required with respect to the interests being registered.

(2)
Estimated solely for the purposes of calculating the registration fee, computed pursuant to Rules 457(c) and (h) under the Securities Act on the basis of the average of the high and low sales prices of a share of Caterpillar Inc. Common Stock, as reported on the New York Stock Exchange - Composite Transactions System on September 8, 2005.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to Plan participants as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by Caterpillar Inc. (“Caterpillar,” the “Registrant” or the “Company”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are hereby incorporated by reference in this Registration Statement:

(a)
Caterpillar’s Annual Report on Form 10-K (File No. 1-768) for the fiscal year ended December 31, 2004, originally filed with the Commission on February 24, 2005, and subsequently amended on Form 10-K/A, filed with the Commission on May 27, 2005 and Current Report on Form 8-K filed with the Commission on August 5, 2005;

(b)	All other reports filed pursuant to Sections 13(a) and 15(d) of the Exchange Act since the fiscal year ended December 31, 2004; and
(c)
The description of Caterpillar’s Common Stock contained in Form S-3, filed with the Commission on May 6, 1991 (Registration No. 33-40393), including any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents subsequently filed by the Company or the Plan with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of Delaware authorizes the Company to indemnify its directors and officers under specified circumstances. Article V of the Company’s Bylaws provides in effect that the Company shall provide certain indemnification to such persons. Article Ninth of the Company’s Restated Certificate of Incorporation provides that a director shall not be liable to the Company or its stockholders for any breach of fiduciary duty except in certain circumstances. The Company has purchased directors’ and officers’ liability insurance in the amounts and subject to the conditions set forth in such policies.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following is a complete list of exhibits filed as a part of this Registration Statement:

Exhibit No.	Description
4.1	Tax Deferred Retirement Plan
23.1	Consent of PricewaterhouseCoopers LLP
Pursuant to Item 8(a), the Company will purchase shares of Company stock on the open market. Therefore, an opinion regarding the legality of the securities is not required.

Pursuant to Item 8(b), the Company will submit or has submitted the Plan and any amendment to the Plan to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; or

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that if the information required to be included in a post-effective amendment by paragraphs (1)(i) and (ii) above is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement, paragraphs (1)(i) and (ii) shall not apply.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Peoria, and the State of Illinois.

CATERPILLAR INC. (Registrant)
September 14, 2005	By:	/s/ James B. Buda

James B. Buda, Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

September 14, 2005	/s/ James W. Owens	Chairman of the Board, Director and Chief Executive Officer

(James W. Owens)
September 14, 2005	/s/ Stu L. Levenick	Group President

(Stu L. Levenick)
September 14, 2005	/s/ Douglas R. Oberhelman	Group President

(Douglas R. Oberhelman)
September 14, 2005	/s/ Gerald L. Shaheen	Group President

(Gerald L. Shaheen)
September 14, 2005	/s/ Gerard R. Vittecoq	Group President

(Gerard R. Vittecoq)
September 14, 2005	/s/ Steven H. Wunning	Group President

(Steven H. Wunning)
September 14, 2005	/s/ David B. Burritt	Vice President and Chief Financial Officer

(David B. Burritt)
September 14, 2005	/s/ Bradley M. Halverson	Controller and Chief Accounting Officer

(Bradley M. Halverson)

September 14, 2005	/s/ W. Frank Blount	Director

(W. Frank Blount)
September 14, 2005	/s/ John R. Brazil	Director

(John R. Brazil)
September 14, 2005	/s/ John T. Dillon	Director

(John T. Dillon)
Director

(Eugene V. Fife)
September 14, 2005	/s/ Gail D. Fosler	Director

(Gail D. Fosler)
Director

(Juan Gallardo)
September 14, 2005	/s/ David R. Goode	Director

(David R. Goode)
September 14, 2005	/s/ Peter A. Magowan	Director

(Peter A. Magowan)
September 14, 2005	/s/ William A. Osborn	Director

(William A. Osborn)
September 14, 2005	/s/ Gordon R. Parker	Director

(Gordon R. Parker)
September 14, 2005	/s/ Charles D. Powell	Director

(Charles D. Powell)
September 14, 2005	/s/ Edward B. Rust, Jr.	Director

(Edward B. Rust, Jr.)
September 14, 2005	/s/ Joshua I. Smith	Director

(Joshua I Smith)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto authorized, in the City of Peoria, the State of Illinois.

TAX DEFERRED RETIREMENT PLAN
September 14, 2005	By:	/s/ S. C. Banwart

S. C. Banwart Plan Administrator

Exhibit Index

Exhibit No.	Description
4.1	Tax Deferred Retirement Plan
23.1	Consent of PricewaterhouseCoopers LLP